UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           FORM 12b-25

( )Form 10-K  ( )Form 20-F  ( )Form 11-K
(X)Form 10-Q  ( )Form N-SAR

Cusip Number: 925 313 108

For Period Ended: September 15, 1995
( ) Transition Report on Form 10-K
( ) Transition Report on Form 20-F
( ) Transition Report on Form 11-K
( ) Transition Report on Form 10-Q
( ) Transition Report on Form N-SAR
For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION

Full Name of Registrant: Versus Technology, Inc.
Former Name if Applicable:
Address of Principal Executive Office: 2320 W. Aero Park Court
City, State and Zip Code: Traverse City, MI 49686


PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

(X)  (a)  The reasons described in reasonable detail in Part III